Exhibit 99

Media contact:	Investor Relations contact:
Donna Owens Cox	Mark F. Pomerleau
tel 203 461 7634	tel 203 461 7616

FOR IMMEDIATE RELEASE

MeadWestvaco Reports 2003 Fourth Quarter Results

STAMFORD, CONN., January 29, 2004 – MeadWestvaco Corporation (NYSE: MWV) today reported fourth quarter net income of $50 million, or 25 cents per share, on sales of $1.95 billion. For the fourth quarter of 2002, the company reported net income of $36 million, or 18 cents per share, on sales of $1.89 billion, and for the third quarter 2003, net income of $27 million, or 14 cents per share, with sales of $2 billion.

“In a very difficult environment, we continue to deliver on our strategic commitments,” said John A. Luke, Jr., chairman and chief executive officer. “This past year, we produced synergy savings beyond our $360 million goal, accelerated forestland sales and held firm on capital expenditures. While we remain focused on improving our mill-based packaging businesses, our higher value consumer packaging and packaging systems businesses continued to perform well, and the operating leverage we have achieved in coated papers is now evident.”

In December, MeadWestvaco announced a $500-million productivity initiative for 2004 and 2005, combining improvements in operating earnings and cash flow. “While there are early signs of continued economic improvement during 2004, we are not waiting for this to happen to improve our performance. Our productivity initiative, along with continued operating and fiscal discipline, will help us achieve our goal of improving shareholder returns,” Mr. Luke said.

MeadWestvaco will pay a regular quarterly dividend of 23 cents per common share for the quarter, representing an annualized dividend rate of 92 cents per common share.

Full-year Comparison

For the full year 2003, sales were $7.55 billion, up from $7.24 billion in 2002. The company reported a net loss of $6 million, or 3 cents per share, for 2003 compared with a net loss of $389 million, or $2.02 per share, in the prior year. In 2003, the net loss included the cumulative effect of an accounting change of $4 million, or 2 cents per share. The net loss in 2002 included the cumulative effect of an accounting change of $352 million and a loss from discontinued operations of $34 million.

Other Items

Fourth quarter 2003 net earnings included a pretax gain of $37 million, or 12 cents per share, from the sale of 671,000 acres of forestland on gross proceeds of $182 million. This gain included the

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sale of 629,000 acres of forestland in New England for proceeds of $135 million. The quarter’s net earnings also included $15 million, or 5 cents per share, in restructuring charges related to the company’s productivity initiative, and gains of $12 million, or 4 cents per share, on insurance settlements. For fourth quarter 2002, net earnings of 18 cents per share included 21 cents per share in gains on the $85 million in proceeds from the sale of 126,000 acres of forestland, 11 cents per share of restructuring and merger-related charges, a loss from discontinued operations of 3 cents per share, and a 2-cent per share charge related to the early retirement of debt.

During the fourth quarter, the company sold its investment in convertible debentures for a pretax gain of $5 million. In addition, the company recorded a 93% tax benefit rate for the year compared to a 5% rate recorded through the first three quarters of 2003. The change in the tax rate favorably affected fourth quarter earnings and was substantially the result of changes in income levels at the company’s domestic operations.

Energy and wood costs increased a total of $10 million compared to fourth quarter 2002. Fourth quarter pension income was $15 million before taxes, and $70 million for the year compared to $124 million for 2002. Capital expenditures for the full year 2003 totaled $393 million, an amount well below the company’s annual level of depreciation.

Results for 2002 described in this release include only 11 months of the former Mead Corporation as a result of the timing of the merger.

Outlook

While early signs of improvement are evident, the first quarter tends to be seasonally weak, particularly in consumer and office products. Coated paper pricing is anticipated to be below 2003 levels. The company expects to take approximately 32,000 tons of market-related downtime in coated papers, 8,000 tons in carbonless paper and 26,000 tons in bleached board during the quarter. Higher wood and energy costs are expected to continue to affect results in 2004. In 2004, prudent capital spending levels will be maintained well below the level of depreciation, and the company’s productivity initiative will focus efforts on improving operating earnings and cash flow.

Packaging

In Packaging, the company’s largest business segment, operating profit for the fourth quarter was $57 million, down from $110 million in the 2002 fourth quarter and $70 million in the third quarter of 2003. Packaging sales were $1.03 billion in the fourth quarter of 2003, compared with $1 billion in the fourth quarter of 2002 and $1.02 billion in the third quarter of 2003. The segment results benefited from favorable exchange rates which totaled approximately $7 million more in the fourth quarter compared to the prior year. The decrease in operating profit in the quarter was primarily due to weaker results in the mills. Despite good performance in Coated Natural Kraft® paperboard, other mill-based paperboard businesses experienced higher costs associated with operations, market-related downtime, energy and wood, and the impact of lower shipments. During the quarter, the company took downtime equal to 58,000 tons of bleached board, compared to no market-related downtime taken in last year’s fourth quarter.

Results in consumer packaging improved over the fourth quarter 2002 due to improved sales of media packaging and overall product mix enhancement. Performance of the beverage packaging systems business also improved due to favorable exchange rates, along with sales growth in North America and Latin America partly offset by reduced volume in European sales. Rigesa, Ltda., the company’s Brazilian subsidiary, performed better than the previous year due to increased sales volume and higher prices.

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The Packaging segment’s full year operating profit was $267 million, down from $316 million in 2002. Sales for the full year 2003 were $4 billion, compared to prior year sales of $3.7 billion. Lower shipments of bleached and unbleached paperboard and higher costs related to market downtime, energy, wood and mill operations for the year offset improved sales revenue in consumer packaging, packaging systems, Coated Natural Kraft paperboard and Rigesa.

Papers

The Papers segment recorded a quarterly operating loss of $6 million, an improvement from the prior year loss of $11 million and down from the prior quarter operating profit of $19 million. Segment sales were $555 million, compared to sales of $553 million in the fourth quarter of 2002 and $571 million for the third quarter 2003. Improved mill operating performance and cost efficiencies helped offset the effects of lower selling prices for coated papers and higher costs for market-related downtime, energy and wood. In addition, the company’s panelboard investee contributed $10 million more in the quarter compared to 2002 based on higher selling prices for panelboard. Coated paper sales volumes improved over fourth quarter 2002, while carbonless sales volumes remained stable. To control inventories, the company took 32,000 tons of coated paper and 8,000 tons of carbonless paper market-related downtime during the quarter; by comparison, no market-related downtime was taken in the segment in fourth quarter 2002.

For the full year, the Paper segment recorded a loss of $45 million, an improvement over the prior year loss of $71 million. Segment sales for the full year were $2.13 billion, compared to prior year sales of $2.10 billion. Operating results for the segment improved primarily due to significant cost reductions and higher income from the company’s panelboard investee, which were offset in part by lower selling prices, slightly lower shipments and higher costs for energy and wood.

Consumer and Office Products

The Consumer and Office Products segment recorded a quarterly operating profit of $33 million compared to prior year operating profit of $32 million and a profit of $48 million in the third quarter of 2003. Segment sales were $261 million compared to prior year fourth quarter sales of $247 million and third quarter 2003 sales of $323 million. Seasonally a strong quarter for sales of time management products, fourth quarter profit was up slightly from last year with the addition of AMCAL products and the recently acquired Day Runner® brand products helping to offset some weakness in the consumer and office products market.

For the full year, the Consumer and Office Products segment profit was $126 million; 2002 profit was $131 million. Consumer and Office Products segment sales totaled $1.05 billion, the same as in 2002.

Specialty Chemicals

In the Specialty Chemicals segment, fourth quarter operating profit was $11 million, down slightly from the prior year fourth quarter profit of $12 million and third quarter operating profit of $16 million. Segment sales for the fourth quarter were $92 million, compared to prior year revenue of $83 million and third quarter revenue of $93 million. The effect of higher sales volume was more than offset by increases in energy and freight costs.

Full year segment results were a profit of $45 million compared to a prior year profit of $57 million. Specialty Chemicals segment sales for the full year were $352 million, with prior year sales of $343 million. Sales growth in automotive carbon and asphalt products offset weaker markets and lower pricing in printing inks and industrial products.

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Conference Call

MeadWestvaco will broadcast its fourth quarter analyst conference call today at 10:00 a.m. (ET) with access available via Internet on the company’s website at www.meadwestvaco.com and telephone. Investors may participate in the live conference call by dialing 1 800 593 0644 (toll-free domestic) or 1 484 630 9957 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at noon on January 29 and can be accessed at 1 800 819 5739 (toll-free domestic) or 1 402 280 1646 (international).

About MeadWestvaco

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Day Runner®, Cambridge®, Columbian®, Five Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative® program. For more information, visit www.meadwestvaco.com.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings and cash flow expected from the company’s productivity initiative; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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Consolidated statements of operations

In millions, except per share data (Unaudited)

	Fourth Quarter ended December 31,		Year ended December 31,
	2003	2002	2003	2002[1]
Net sales	$1,945	$1,893	$7,553	$7,242

Cost of sales	1,702	1,575	6,557	6,201
Selling general and administrative expenses	216	238	865	856
Interest expense	70	79	291	309
Other (income) expense, net	(69)	(64)	(131)	(109)

Income (loss) from continuing operations before income taxes	26	65	(29)	(15)
Income taxes (benefit)	(24)	24	(27)	(12)

Income (loss) from continuing operations	50	41	(2)	(3)
Discontinued operations [2]		(5)		(34)
Cumulative effect of accounting change [3]			(4)	(352)

Net income (loss)	$50	$36	$(6)	$(389)

Income (loss) per share, basic and diluted [4]:
Continuing operations	$.25	$.21	$(.01)	$(.01)
Discontinued operations [2]		(.03)		(.18)
Cumulative effect of accounting change [3]			(.02)	(1.83)

Net income (loss)	$.25	$.18	$(.03)	$(2.02)

Shares used to compute net income (loss) per share:
Basic	200.6	200.0	200.4	192.1
Diluted	201.0	200.0	200.4	192.1

[1]	MeadWestvaco’s financial results for the year ended December 31, 2002 include twelve months of operations for Westvaco Corporation and eleven months for The Mead Corporation.
[2]	Reflects disposition of the domestic containerboard division in the third quarter of 2002.
[3]	On January 1, 2003, the company recorded a charge of $4 million net-of-tax for the cumulative effect of a change in accounting principle in connection with the adoption of SFAS 143 “Accounting for Asset Retirement Obligations.” The company recorded a goodwill impairment charge of $352 million, which was reflected as a cumulative effect of a change in accounting principle as of January 1, 2002 in connection with the adoption of SFAS 142. This charge had no tax benefit as the related goodwill cannot be deducted for tax purposes.
[4]	Impact of dilutive shares not included for the years ended December 31, 2003 and 2002 as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

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Exhibit 99

Consolidated balance sheets

In millions (Unaudited)

	At December 31 2003	At December 31 2002
Assets
Cash and cash equivalents	$225	$372
Receivables, net	943	894
Inventories	1,098	1,002
Other current assets	160	163

Current assets	2,426	2,431

Plant and forestlands, net	7,378	7,834
Prepaid pension asset	1,015	970
Goodwill	770	743
Other assets	898	943

	$12,487	$12,921

Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$1,232	$1,257
Notes payable and current maturities of long-term debt	269	363
Long-term debt, excluding current portion	3,969	4,233
Other long-term obligations	571	532
Deferred income taxes	1,678	1,705
Shareholders’ equity	4,768	4,831

	$12,487	$12,921

Business segment information

In millions (Unaudited)

	Fourth Quarter ended December 31		Year ended December 31
	2003	2002	2003	2002[1]
Sales
Packaging	$1,030	$1,000	$4,009	$3,707
Paper	555	553	2,127	2,101
Consumer & Office Products	261	247	1,055	1,053
Specialty Chemicals	92	83	352	343
Corporate and other	41	51	172	197

Total	1,979	1,934	7,715	7,401
Intersegment eliminations	(34)	(41)	(162)	(159)

Consolidated totals	$1,945	$1,893	$7,553	$7,242

Segment profit (loss)
Packaging	$57	$110	$267	$316
Paper	(6)	(11)	(45)	(71)
Consumer & Office Products	33	32	126	131
Specialty Chemicals	11	12	45	57
Corporate and other [2]	(69)	(78)	(422)	(448)

Consolidated totals [3]	$26	$65	$(29)	$(15)

[1]	MeadWestvaco’s financial results for the year ended December 31, 2002 include twelve months of operations for Westvaco Corporation and eleven months for The Mead Corporation.
[2]	Corporate and other includes asset write-downs, restructuring and merger-related expenses, pension income, interest expense and gains on asset sales.
[3]	The consolidated total represents income (loss) from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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